UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2010

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3155 Porter Drive, Palo Alto, California		94304
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650.475.3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2010, the Board of Directors (the "Board") of StemCells, Inc. (the "Company"), acting by unanimous vote, approved an increase to the total number of authorized directors to nine (9) and, upon the recommendation of the Corporate Governance and Nominating Committee of the Board, elected R. Scott Greer to the Board, effective June 3, 2010. Mr. Greer will serve on the Board as a Class I Director until the Company's 2013 annual stockholder meeting and until his successor is duly elected and qualified. There was no arrangement or understanding between the Company and Mr. Greer pursuant to which he was selected as a director of the Company. On June 4, 2010, the Board also appointed Mr. Greer chairman of its Strategic Transactions Committee.

The members of the Board are Dr. John Schwartz, who serves as Chairman of the Board, Mr. Eric Bjerkholt, Mr. Scott Greer, Dr. Ricardo Levy, Mr. Martin McGlynn, Dr. Roger Perlmutter, and Dr. Irving Weissman. Two Board seats remain unfilled.

In connection with Mr. Greer's appointment to the Board, the Company granted Mr. Greer an initial equity grant of 150,000 restricted stock units in the Company's common stock. These units will vest over three years, with one-third vesting on each of the first three anniversaries following the grant. Mr. Greer will also receive cash compensation for his service as a non-employee director as described under "Director Compensation" in the Company's definitive proxy statement as filed with the Securities and Exchange Commission on April 13, 2010, as well as a quarterly retainer in the amount of $1,250 for his service as the Chairman of the Strategic Transactions Committee.

Item 8.01 Other Events.

On June 8, 2010, the Company announced the appointment of R. Scott Greer to its Board. The full text of the press release is attached as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

June 8, 2010	By:	/s/ Kenneth B. Stratton

Name: Kenneth B. Stratton
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of StemCells, Inc. dated June 8, 2010